APA Enterprises, Inc. sells its MOCVD Operations and Licenses its Gallium Nitride (GaN) based HFET Patents and Technology

The Company will focus solely on GaN products in ultra violet (UV) detectors and transistors.

Minneapolis, MN, March 15, 2006. APA Enterprises (Nasdaq: APAT) announced today that it has sold its multi-wafer Metal Organic Chemical Vapor Deposition (MOCVD) operations and related intellectual property and entered into a revenue sharing licensing agreement for total consideration of $1.9 million in cash. The transaction includes sale of its multi-wafer MOCVD system and technical know-how associated with the growth of state-of-the-art epi-layers: two heterojunction field effect transistor patents, a pending patent application, and associated intellectual property. The operations were located in an off-site leased facility. Terms of the transaction allow APA to market and sell products for applications greater than 1 GHz and provide revenue sharing based on future licensing agreements regarding these patents. The asset purchase agreement includes an additional consulting agreement for up to $100,000 over the course of one year. The transaction impacts three employees associated with the development and growth of the epi-layers.

APA’s Optronics Division will now focus mainly on GaN products in both UV detector and power amplifier areas. The Company is already pursuing the GaN-based UV detector market for both commercial and industrial applications. The Company is also developing power amplifiers that target the cellular communications market. Going forward, the Company will procure transistors from outside sources to support power amplifier plans.

The Company began focusing its UV detector manufacturing operations in June 2004 when it discontinued its detector manufacturing consisting of detector packaging operations in Aberdeen, South Dakota and growth and processing operations of its standard gallium nitride (GaN) and aluminum gallium nitride (AlGaN) detectors in Blaine, Minnesota. “The recent transaction provides valuable cash and should decrease operating costs in the future,” said Dr. Anil Jain, President of APA Enterprises, Inc. “Focusing on the transistor products based on procured transistors will have the potential of early entry into the market at lower costs,” added Jain.

About APA Enterprises, Inc.

APA Enterprises, Inc. consists of an Optronics group and a Cables & Networks group. The Company develops, designs, manufactures and markets a variety of fiber optics, copper and gallium nitride (GaN) based components and devices for industrial, commercial, consumer and scientific applications. Cables & Networks designs, manufactures and markets a variety of fiber optic and copper components to the data communication and telecommunication industries. Optronics is active in the development, design, manufacture and marketing of ultraviolet (UV) detection and measurement devices for consumers and industrial customers, and gallium nitride (GaN) based power amplifiers targeting cellular communication markets. Additional information about APA Enterprises is available at http://www.apaenterprises.com.

Forward-looking statements contained herein are made pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based upon the Company’s current expectations and judgments about future developments in the Company’s business. Certain important factors could have a material impact on the Company’s performance, including, without limitation, delays in or increased costs of production, delays in or lower than anticipated sales of the Company’s new products, the Company’s ability to sell such products at a profitable price, the Company’s ability to fund operations, and other factors discussed from time to time in the Company’s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to update such statements to reflect actual events.

APA Enterprises, Inc. Contact Information:

Anil Jain
Chief Executive Officer
info@apaoptics.com
763-784-4995